UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2017

Western Capital Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52015	47-0848102
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11550 “I” Street, Suite 150, Omaha, NE	68137
(Address of Principal Executive Offices)	(Zip Code)

(402) 551-8888

(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.           Entry into a Material Definitive Agreement.

On October 2, 2017, Western Capital Resources, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with U.S. Business Holdings, Inc. (the “Purchaser”), MBE WorldWide S.p.A. (as guarantor to the Purchaser), BC Alpha, LLC (“BCA”, a wholly owned subsidiary of BC Alpha Holdings II, LLC), and BC Alpha Holdings II, LLC (“BCAH”, a wholly owned subsidiary of the Company). Pursuant to the Agreement, BCA sold all of its shares of capital stock of AlphaGraphics, Inc. (“AGI”) to the Purchaser. This sale, which closed on October 3, 2017, constitutes the sale of the Company’s franchise business. The cash purchase price paid by the Purchaser pursuant to the Agreement was $61.5 million, subject to post-closing working capital adjustments. BCA, BCAH, the Company and the Purchaser also agreed to make a joint election under Section 338(h)(10) of the Internal Revenue Code, which treats the transaction as an asset purchase for tax purposes subject to satisfaction of applicable legal requirements.

Pursuant to the Agreement, the Company, BCA and BCAH made customary representations and warranties regarding AGI and its business, and agreed to certain covenants, including customary non-compete and no-solicit covenants related to the AGI business for a period of three years from the closing date. In addition, the Agreement requires the Company to indemnify the Purchaser for damages resulting from or arising out of any inaccuracy or breach of any representation, warranty or covenant of the Company, BCA or BCAH in the Agreement and for certain other matters. The Company’s indemnification obligations generally survive for 24 months following the closing. The Company’s maximum aggregate liability for indemnification claims for any such inaccuracies or breaches is generally limited to an indemnification escrow of $6.5 million, of which 50% of the balance (less any indemnification claims) is to be disbursed 12 months following the closing, with the remaining balance (less any indemnification claims) to be disbursed 24 months following the closing.

As a result of the transaction, the Company received approximately $49.0 million in proceeds from the sale, after taking into the impact of the estimated working capital and similar purchase price adjustments, the escrowing of $6.5 million of sale proceeds, the paydown of the Company’s current balance on its Fifth Third credit facility of approximately $4.3 million, and the payoff of an aggregate amount of approximately $1.6 million in transaction costs and pre-closing AGI liabilities related to the cancellation and redemption of securities at the AGI level that occurred prior to the transaction.

In connection with the transaction, the Company also entered into a Consent and Third Loan Modification Agreement (the “Modification Agreement”) with Fifth Third Bank, as lender (“Fifth Third”), which amended that certain Credit Agreement between the Company and Fifth Third, dated April 22, 2016, as amended (the “Credit Agreement”) to (i) release Fifth Third’s liens on the assets of AGI, BCA and BCAH, (ii) remove AGI, BCA and BCAH as guarantors of the Company’s obligations under the Credit Agreement, and (iii) release Fifth Third’s lien on the Company’s equity interests in BCAH. In connection with the Modification Agreement, the Company paid off the $4.3 million outstanding balance on its credit facility with Fifth Third.

Item 2.01.           Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated into this Item 2.01 by reference.

Item 9.01.           Financial Statements and Exhibits.

(a)          Not applicable.

(b)          Pro forma financial information.

Unaudited pro forma financial information of the Company as of June 30, 2017 and for the six months ended June 30, 2017 and the year ended December 31, 2016 and 2015 is filed herein as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

(c)          Not applicable.

(d)          Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Unaudited pro forma financial information of Western Capital Resources, Inc. as of June 30, 2017 and for the six months ended June 30, 2017 and the year ended December 31, 2016 and 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Capital Resources, Inc.

Dated: October 6, 2017	/s/ John Quandahl
John Quandahl, Chief Executive Officer and Chief Operating Officer